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                                                                  EXHIBIT 24.7


January [20], 1998

The Special Committee of the Board of Directors of
 Santa Fe Pacific Pipelines, Inc.
1100 Town & Country Road
Orange, CA 92868


Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common units ("Santa Fe Common Units") of Santa
Fe Pacific Pipeline Partners, L.P. ("Santa Fe") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Purchase Agreement dated October 18, 1997 (the "Purchase Agreement"), among Kinder Morgan Energy Partners, L.P. ("Kinder Morgan"), Kinder Morgan G.P., Inc. ("KM General Partner"), Santa Fe, Santa Fe Pacific Pipelines, Inc. ("SF General Partner") and SFP Pipeline Holdings, Inc. As more fully described in the Purchase Agreement, (i) a limited partnership recently formed by Kinder Morgan and KM General Partner ("New L.P.") will purchase the general partnership interest in Santa Fe from SF General Partner for $90.2 million; (ii) Kinder Morgan will purchase from Santa Fe its 98.9899% limited partnership interest in SFPP, L.P. (the "Operating Partnership") in consideration of a number of common units of Kinder Morgan ("Kinder Morgan Common Units") such that, upon liquidation of Santa Fe, each holder of Santa Fe Common Units shall be distributed a right to receive 1.39 Kinder Morgan Common Units in respect of each Santa Fe Common Unit (the "Exchange Ratio" or the "Liquidation Distribution"); (iii) New L.P. (as general partner of Santa
Fe) shall cause Santa Fe to be liquidated and shall distribute (x) to the holders of Santa Fe Common Units, the Liquidation Distribution, (y) to New L.P., Santa Fe's remaining limited partnership interest in the Operating Partnership and any remaining assets of Santa Fe; (iv) Kinder Morgan and the SF General Partner will cause the Agreement of Limited Partnership of the Operating Partnership to be amended and restated to (x) provide for a 98.9899% general partnership interest for which the prior limited partnership interest owned by New L.P. shall be exchanged, and (y) provide for a 1.0101% special limited partnership interest ("Special Limited Partnership Interest") for which the prior general partnership interest of the SF General Partner shall be exchanged; and (v) New L.P. shall cause the Operating Partnership to redeem that portion of the Special Limited Partnership Interest equal to a 0.5101% interest in the Operating Partnership for $5.8 million. For purposes hereof, the steps described above shall be collectively referred to herein as the Transactions.

In arriving at our opinion, we reviewed the Purchase Agreement and held discussions with certain senior officers and other representatives and advisors of the SF General Partner and Santa Fe and certain senior officers and other representatives and advisors of Kinder Morgan concerning the business, operations and prospects of Santa Fe and Kinder Morgan, respectively.

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The Special Committee of the Board of Directors of
 Santa Fe Pacific Pipelines, Inc.
January [20], 1998
Page 2


We examined certain publicly available business and financial information relating to Santa Fe and Kinder Morgan as well as certain financial forecasts and other financial and operating data which were provided to or otherwise discussed with us by the respective managements of Santa Fe and Kinder Morgan, including information relating to certain strategic implications and operational benefits anticipated to result from the Transactions. We reviewed the financial terms of the Transactions as set forth in the Purchase Agreement in relation to, among other things, current and historical market prices, trading volumes and yields of the Santa Fe Common Units and the Kinder Morgan Common Units; historical and projected earnings and other operating data of Santa Fe and Kinder Morgan; and the capitalization and financial condition of Santa Fe and Kinder Morgan. We specifically considered the consideration to be received by the SF General Partner. We also analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant. We also evaluated the potential pro forma impact of the Transactions on Kinder Morgan. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate to arrive at our opinion.

In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information furnished to or otherwise reviewed by or discussed with us, we have been advised by the managements of Santa Fe and Kinder Morgan that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of Santa Fe and Kinder Morgan as to the expected future financial performance of Santa Fe and Kinder Morgan and the strategic implications and operational benefits anticipated to result from the Transactions. We further relied on the assurances of management of Santa Fe and Kinder Morgan that they were unaware of any facts that would make the information or forecasts provided to us incomplete or misleading. In particular, we were provided with and relied upon a schedule from Kinder Morgan of estimated cost savings that Kinder Morgan expects to achieve as a result of the Transactions. We were not engaged to assess the accuracy of the information provided to us or the reasonableness of the projections or other forward looking information provided to us. Specifically, with respect to the legal and regulatory proceedings described in the Joint Proxy Statement/Prospectus relating to the Transactions, we were not in a position to evaluate the impact of such proceedings and assumed that these matters will be resolved in a manner which will not adversely affect in any material respect the financial forecasts on which we relied for purposes of our opinion. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Santa Fe or Kinder Morgan nor have we made any physical inspection of the properties or assets of Santa Fe or Kinder Morgan. Our opinion, as set forth herein, relates to the relative values of Santa Fe and Kinder Morgan. We are not expressing any opinion as to what the value of the Kinder Morgan Common Units actually will be when issued to the holders of the Santa Fe Common Units or the prices at which the Kinder Morgan Common Units will trade subsequent to the Transactions. In addition, we have not been asked to nor do we express an opinion as to

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The Special Committee of the Board of Directors of
 Santa Fe Pacific Pipelines, Inc.
January [20], 1998
Page 3


the relative merits of the Transactions as compared to any alternative business strategies that might exist for Santa Fe or the effect of any other transaction in which Santa Fe might engage. We were not engaged to solicit third-party indications of interest in acquiring all or any part of Santa Fe. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

We have been engaged to render financial advisory services to the Special Committee (the "Special Committee") of the Board of Directors of SF General Partner in connection with the Transactions and have received a fee for our services, including a fee in connection with the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Santa Fe and Kinder Morgan for our own account or for the account of customers and, accordingly, may at any time hold long or short positions in such securities. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Santa Fe and Kinder Morgan.

Our advisory services and the opinion expressed herein are provided for the information of the Special Committee in its evaluation of the proposed Transactions, and our opinion is not intended to be nor does it constitute a recommendation to any unitholder as to how such unitholders should vote on the proposed Transactions. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Subject to the foregoing and based upon our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Santa Fe Common Units.

Very truly yours,


SMITH BARNEY INC.

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                            CONSENT OF SMITH BARNEY


The Special Committee of the Board of Directors of
   Santa Fe Pacific Pipelines, Inc.
1100 Town & Country Road
Orange, CA 92868


Members of the Special Committee:


We hereby consent to the (i) inclusion of our opinion letter to the Special Committee of the Board of Directors of Santa Fe Pacific Pipelines, Inc. (the "Special Committee") as Annex C to the Joint Proxy Statement/Prospectus of Santa Fe Pacific Pipeline Partners, L.P. ("Santa Fe") and Kinder Morgan Energy Partners, L.P. ("KMEP") relating to the proposed transaction involving Santa Fe and KMEP described therein, and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for the purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



By:
   -----------------------------------------
   Smith Barney Inc.


New York, New York
January [20], 1998